EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in EMC Insurance Group Inc.’s Registration Statement (Form S-8 No.   XXX-XXXXXX) pertaining to the 2013 Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan, of our reports dated March 12, 2013, with respect to the consolidated financial statements and schedules of EMC Insurance Group Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of EMC Insurance Group Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa
March 12, 2013